Exhibit 10.1.8

EIGHTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Eighth Amendment to Loan and Security Agreement (this “Eighth Amendment”) made and entered into as of the 24th day of March, 2006, is by and among LASALLE BANK NATIONAL ASSOCIATION, a national banking association (“LENDER”), having its principal place of business at 135 South LaSalle Street, Chicago, Illinois 60603-4105, and VITA FOOD PRODUCTS, INC., a Nevada corporation, with its chief executive office located at 2222 West Lake Street, Chicago, Illinois 60612 (“Vita Food”), VIRGINIA HONEY COMPANY, INC., a Virginia corporation, with its chief executive office located at 2222 West Lake Street, Chicago, Illinois 60612 (“Virginia Honey”), THE HALIFAX GROUP, INC., a Georgia corporation, with its chief executive office located at 2222 West Lake Street, Chicago, Illinois 60612 (“Halifax”), and VITA SPECIALTY FOODS, INC., a Delaware corporation, with its chief executive office located at 2222 West Lake Street, Chicago, Illinois 60612  (“Specialty Foods”) (Vita Food, Virginia Honey, Halifax and Specialty Foods are individually a “Borrower” and collectively the “Borrowers”).

W I T N E S S E T H:

WHEREAS, prior hereto, Lender provided certain loans, extensions of credit and other financial accommodations (the “Financial Accommodations”) to Borrowers pursuant to (a) that certain Loan and Security Agreement dated as of September 5, 2003, as amended by that certain First Amendment to Loan and Security Agreement dated as of November 5, 2004, that certain Second Amendment to Loan and Security Agreement dated as of December 21, 2004, that certain Third Amendment to Loan and Security Agreement dated as of January 31, 2005, that certain Fourth Amendment to Loan and Security Agreement dated as of April 4, 2005, that certain Fifth Amendment to Loan and Security Agreement dated as of  June 30, 2005, that certain Sixth Amendment to Loan and Security Agreement dated as of August 4, 2005, and that certain Seventh Amendment to Loan and Security Agreement dated as of August 30, 2005, each by and among Lender and Borrowers (collectively the “Loan Agreement”), and (b) the other documents, agreements and instruments referenced in the Loan Agreement or executed and delivered pursuant thereto;

WHEREAS, Borrowers have requested, among other things, (i) that Lender extend the Revolving Loan Termination Date, and (ii) modify certain financial covenants (collectively the “Additional Financial Accommodations”); and

WHEREAS, Lender is willing to provide the Additional Financial Accommodations, but solely on the terms and subject to the provisions set forth in this Eighth Amendment and the other agreements, documents and instruments referenced herein or executed and delivered pursuant hereto.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and understandings of the parties hereto set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrowers hereby agree as set forth in this Eighth Amendment.

I.              Definitions.

A.            Use of Defined Terms.  Except as expressly set forth in this Eighth Amendment, all terms which have an initial capital letter where not required by the rules of grammar are used herein as defined in the Loan Agreement.

B.            Amended Definitions.  Effective as of the date of this Eighth Amendment, Section 1.1 of the Loan Agreement is hereby amended by deleting the definitions of “Liabilities” “Maximum Revolving Loan”, “Revolving Loan Termination Date”, “Revolving Note” and “Tangible Net Worth Benchmark” and substituting therefor the following, respectively:

“Liabilities”:  shall mean any and all obligations, liabilities, indebtedness, fees, costs and expenses, now or hereafter owed or owing by Borrowers or any Borrower to Lender, or to any parent, affiliate or subsidiary of Lender, of any and every kind and nature, including, but not limited to, all principal, interest, debts, claims and indebtedness of any and every kind and nature, howsoever created, arising or evidenced, whether primary or secondary, direct or indirect, absolute or contingent, insured or uninsured, liquidated or unliquidated, or otherwise, and whether arising or existing under written or oral agreement or by operation of law, together with all costs, fees and expenses of Lender arising hereunder, including, but not limited to, (1) the indebtedness evidenced by the Revolving Note, Term Note A and Term Note B, (2) reasonable attorneys’ and paralegals’ fees or charges relating to the preparation of this Loan Agreement and the Other Agreements and the enforcement of Lender’s rights and remedies pursuant to this Loan Agreement and the Other Agreements, and (3) all liabilities and obligations arising under or in connection with Rate Hedging Transactions.

“Maximum Revolving Loan”: shall mean Nine Million Five Hundred Thousand and no/100 Dollars ($9,500,000.00).

“Revolving Loan Termination Date”:  shall mean April 1, 2007.

“Revolving Note”:  shall mean that certain Revolving Note dated as of March 24, 2006, executed and delivered by Borrowers to Lender in a maximum aggregate principal amount not to exceed $9,500,000.00, as amended, renewed, restated or replaced from time to time.

“Tangible Net Worth Benchmark”:  shall mean: (i) negative Three Million Two Hundred Fifty Thousand and no/100 Dollars (-$3,250,000) as of December 31, 2005, (ii) negative Three Million Four Hundred Thousand  and no/100 Dollars (-$3,400,000.00) as of March 31, 2006, and June 30, 2006, (iii) negative Three Million and no/100 Dollars (-$3,000,000.00) as of September 30, 2006, and (iv) negative Two Million Five Hundred Thousand and no/100 Dollars (-$2,500,000.00) as of December 31, 2006, and at all times thereafter; provided, however, the 2005 Severance Expense shall be added back to Tangible Net Worth to determine Tangible Net Worth for each calculation from December 31, 2005, through December 31, 2006.

C.            New Definitions.  Effective as of the date of this Eighth Amendment, Section 1.1 of the Loan Agreement is hereby amended by adding the following new definition thereto in the appropriate alphabetical order:

“2005 Severance Expense”  shall mean the non-cash expense booked by Vita Food in December, 2005 to account for salary owed to a terminated executive through 2007 pursuant to the terms of such employee’s employment contract.

II.            Amendments to Loan Agreement.  Effective as of December 31, 2005, with respect to Paragraph II.E below, and as of the date of this Eighth Amendment with respect to each of the other modifications set forth below, the Loan Agreement is hereby amended as follows:

A.            Inspections and Verifications.  Section 4.3 of the Loan Agreement is hereby amended by deleting Section 4.3 of the Loan Agreement in its entirety and substituting therefor the following:

“4.3         Inspections and Verifications.  Borrowers shall permit Lender, or any Persons designated by Lender, to call at each Borrower’s places of business at any reasonable times, upon not less than one (1) Business Day’s prior written or oral notice, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from each Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to each Borrower’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning each Borrower’s business as Lender may consider reasonable under the circumstances. Lender, at its discretion, will perform field audits twice per calendar year, or more frequently as determined by Lender. Borrowers shall furnish to Lender such information relevant to Lender’s rights under this Loan Agreement as Lender shall at any time and from time to time request. Lender, through its officers, employees or agents shall have the right, at any time and from time to time, in Lender’s name, to verify the validity, amount or any other matter relating to any of each Borrower’s Accounts, by mail, telephone, telegraph or otherwise. Each Borrower authorizes Lender to discuss the affairs, finances and business of Borrowers with any officers, employees or directors of any Borrower or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of Borrowers with Borrowers’ independent public accountants. Any such discussions shall be without liability to Lender or to Borrowers’ independent public accountants. Borrowers shall pay to Lender all fees and all costs and out-of-pocket expenses incurred by Lender in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the Default Rate.”

B.            Lockbox.  Section 4.5 of the Loan Agreement is hereby amended by deleting Section 4.5 of the Loan Agreement in its entirety and substituting therefor the following:

“4.5         Lockbox

(A)          Each Borrower shall direct all Account Debtors to make payments on Accounts directly into a lockbox established by Borrowers over which Lender shall have sole control and authority pursuant to a Lockbox Agreement between Borrowers or any Borrower and Lender (the “Lockbox”). Lender, now or at any time or times hereafter, may take control of and endorse any Borrower’s name to any of the items of payment or proceeds described in this Section 4.5. For the purposes of this Section, each Borrower irrevocably, hereby makes, constitutes and appoints Lender, and all persons designated by Lender for that purpose, as such Borrower’s true and lawful attorney and agent-in-fact to take any such actions. All such items of payment or proceeds received through the Lockbox or directly from Borrowers or otherwise received by Lender, shall, unless Lender shall otherwise elect, be deposited into a cash collateral account maintained with Lender (the “Cash Collateral Account”) over which Lender has sole authority and shall be applied by Lender to the Liabilities in accordance with the terms of this Agreement.

(B)           Borrowers shall execute all documents requested by Lender with respect to the Cash Collateral Account and the Lockbox and agree to pay to Lender promptly upon demand for any and all fees, costs and expenses which Lender incurs or customarily charges in connection with the opening and maintaining of the Cash Collateral Account and the Lockbox and depositing for collection by the Bank any monies, checks, notes, drafts or other items of payment received and/or delivered on account of the Liabilities.

(C)           In the event that a Borrower maintains a controlled disbursement account at Lender, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Revolving Loan. As an accommodation to Borrowers, Lender may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Lender by Borrowers. Unless a Borrower specifically directs Lender in writing not to accept or act upon telephonic or electronic communications from such Borrower, Lender shall have no liability to Borrowers for any loss or damage suffered by a Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Lender by a Borrower and Lender shall have no duty to verify the origin of any such communication or the authority of the Person sending it.”

C.            Eligible Accounts.  Section 5.1 of the Loan Agreement is hereby amended by deleting the initial sentence of Section 5.1 and substituting therefor the following:

“5.1         Eligible Accounts.  An “Eligible Account” is an Account owing to a Borrower which is acceptable to Lender in its sole discretion for lending purposes, and that, when scheduled to Lender and at all times thereafter, does not violate the negative covenants and other provisions of this Section 5 and does satisfy the positive covenants and other provisions of this Section 5.”

D.            Eligible Inventory.  Sections 6.1 and 6.2 of the Loan Agreement are hereby amended by deleting Sections 6.1 and 6.2 of the Loan Agreement in their entirety and substituting therefor the following:

“6.1         Eligible Inventory.  “Eligible Inventory” means the portion of a Borrower’s Inventory which is acceptable to Lender in its sole discretion for lending purposes, and that: (A) consists of (i) raw materials, (ii) work-in-process, (iii) finished goods, or (iv) packaging materials; (B) is not more than three hundred sixty-five (365) days old; (C) is not consigned to or from any Person; (D) does not violate the negative covenants and similar provisions of this Section 6 and does satisfy the positive covenants and similar provisions of this Section 6; (E) Lender has in good faith determined, in accordance with its customary business practices, is not unacceptable due to age, type, category or quantity; (F) is subject to Lender’s first position priority perfected security interest and lien; and (G) is located at one of the locations specified on Schedule 4.4 and if located at a warehouse, other storage facility or a leased facility, Lender has (i) received an original Warehouse Agreement or Landlord Agreement in form and substance acceptable to Lender, (ii) filed its Uniform Commercial Code financing statements in accordance with applicable law with regard to the respective location of each such warehouse, leased facility or other storage facility, and (iii) as evidenced by then currently dated Uniform Commercial Code judgment and lien searches satisfactory to Lender, there are no security interests or liens in and to the Collateral located at such warehouse, other storage facility or leased facility other than Lender’ s first position priority security interest and lien.

6.2           Additional Representations, Warranties and Covenants.  Borrowers represent and warrant to and covenant with Lender that:  (A) the Inventory shall be kept only at the locations specified on Schedule 4.4; (B) Borrowers now keep and hereafter at all times shall keep correct and accurate records itemizing and describing the age, kind, type and quantity of Inventory and Borrowers’ stated actual cost therefor, together with withdrawals therefrom and additions thereto for each month, all of which records shall be available, upon demand, to any of Lender’ s officers, employees or agents for inspection and copying thereof; (C) all Inventory is now and hereafter at all times shall be of good and merchantable quality, free from defects; (D) any of Lender’s officers, employees or agents shall, now and at any time or times hereafter, have the right, upon demand, to inspect and examine the Inventory and to check and test the same as to quality, quantity, value and condition; and (E) all Eligible Inventory set forth on the Borrowing Base Certificate (1) consists of (i) raw materials, (ii) work-in-process, (iii) finished goods, or (iv) packaging materials; (2) is not more than three hundred sixty-five (365) days old; (3) is not consigned to any Person; (4) does not violate the negative covenants and similar provisions of this Section 6 and does satisfy the positive covenants, and similar provisions of this Section 6; (5) is subject to Lender’s first position priority preferred security interest and lien; and (7) is located at one of the locations specified on Schedule 4.4, and, if located at a warehouse, other storage facility or leased facility, Lender has (i) received an original executed Warehouse Agreement or Landlord Agreement in form and substance acceptable to Lender, (ii) filed its Uniform Commercial Code financing statements in accordance with applicable law with regard to the respective location of each such warehouse, other storage facility or leased facility, and (iii) as evidenced by then currently dated Uniform Commercial Code judgment and lien searches satisfactory to Lender, there are no security interests or liens in and to the Collateral located at such warehouse, other storage facility or leased facility, other than Lender’s first position priority security interest and lien. All costs, fees and expenses incurred by Lender in connection with this Section 6, or which Lender becomes obligated to pay, shall be part of the Liabilities, secured by the Collateral and payable by Borrowers to Lender on demand.”

E.             Financial Covenants.  Section 9.4 of the Loan Agreement is hereby amended by deleting Section 9.4 of the Loan Agreement in its entirety and substituting therefor the following:

“9.4         Financial Covenants.  During the term of this Loan Agreement, and thereafter for so long as there are any outstanding Liabilities owed to Lender, Borrowers covenant that they shall:

(A)          Tangible Net Worth.  Maintain a minimum Tangible Net Worth of not less than the Tangible Net Worth Benchmark tested as of the last day of each calendar quarter.

(B)           Cash Flow Coverage Ratio.  Not permit Borrowers’ Cash Flow Coverage Ratio, calculated on a trailing twelve (12) month basis, to be less than: (i) .35 to 1.00 as of March 31, 2006, (ii) ..35 to 1.00 as of June 30, 2006, (iii) .80 to 1.00 as of September 30, 2006, and (iv) 1.00 to 1.00 as of December 31, 2006, or as of the last day of any calendar quarter thereafter. The Cash Flow Coverage Ratio will not be tested as of December 31, 2005. Thereafter, commencing March 31, 2006, the 2005 Severance Expense shall be added back to EBITDA for all calculations of the Cash Flow Coverage Ratio through and including December 31, 2006.

(C)           Minimum EBITDA.  Borrowers shall maintain EBITDA, calculated on a trailing twelve (12) month basis, of not less than (i) One Million One Hundred Thousand and no/100 Dollars ($1,100,000.00) as of December 31, 2005, (ii) One Million Three Hundred Thousand and no/100 Dollars ($1,300,000.00) as of March 31, 2006, (iii) One Million Four Hundred Thousand and no/100 Dollars ($1,400,000.00) as of June 30, 2006, (iv) Two Million Four Hundred Thousand and no/100 Dollars ($2,400,000.00) as of September 30, 2006, and (v) Three Million Six Hundred Thousand and no/100 Dollars ($3,600,000.00) as of December 31, 2006, and as of the last day of each calendar quarter thereafter; provided, however, the 2005 Severance Expense shall be added back to EBITDA for all calculations of EBITDA from December 31, 2005, through and including December 31, 2006.”

F.             Financial Reporting.  Section 9.5(F) of the Loan Agreement is hereby amended by deleting Section 9.5(F) of the Loan Agreement in its entirety and substituting therefor the following:

“(F)         (1) an executed daily loan report and certificate in Lender’s then current form on each day on which Borrower requests a Revolving Loan, and in any event at least once each week, which shall be accompanied by copies of Borrower’s sales journal, cash receipts journal and credit memo journal for the relevant period, and (2) on the first Business Day of each week, a cash flow forecast for such week. The report specified in subparagraph (1) of this paragraph (F) shall reflect the activity of Borrowers with respect to Accounts for the immediately preceding week, and shall be in a form and with such specificity as is satisfactory to Lender and shall contain such additional information concerning Accounts and Inventory as may be requested by Lender including, without limitation, but only if specifically requested by Lender, copies of all invoices prepared in connection with such Accounts.”

G.            Events of Default.  Section 11.1(A) of the Loan Agreement is hereby amended by deleting Section 11.1(A) of the Loan Agreement in its entirety and substituting therefor the following:

“(A)        Borrowers fail to fully and timely pay the Liabilities, when due and payable or declared due and payable;”

H.            Notice.  The Lender’s address set forth in Section 12.14 of the Loan Agreement is hereby amended by deleting said address in its entirety and substituting therefor the following:

“If to Lender, then to:

LaSalle Bank National Association

135 South LaSalle Street

Suite 425

Chicago, Illinois 60603

Attention: Mr. Steven Buford

Facsimile No.:  (312) 904-6450”

I.              Consignor Letter.  On or before March 31, 2006, or such later date as Lender may determine in its sole discretion, Borrowers shall deliver to Lender a consignor letter in the form of Exhibit “A” attached to this Eighth Amendment (the “Consignor Letter”) executed by any party that currently consigns Inventory to any Borrower. From time to time hereafter, prior to accepting any Inventory on consignment, Borrowers shall obtain an executed Consignor Letter from the applicable consignor in the form of Exhibit “A” attached hereto.

III.           Conditions Precedent.  Lender’s obligation to provide the Additional Financial Accommodations to Borrowers is subject to the full and timely performance of the following covenants prior to or contemporaneously with the execution of this Eighth Amendment:

A.            Borrowers executing and delivering, or causing to be executed and delivered to Lender, the following documents, each of which shall be in form and substance acceptable to Lender:

(i)            An original Revolving Note of even date herewith executed by the Borrowers to Lender;

(ii)           An original Company General Certificate of even date herewith executed by the Secretary of each Borrower to Lender; and

(iii)          such other agreements, documents and instruments as Lender may reasonably request;

B.            No Unmatured Event of Default or Event of Default exists under the Loan Agreement, as amended by this Eighth Amendment, or the Other Agreements;

C.            No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Lender prior to the date of hereof shall be pending or known to be threatened against Borrowers and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Lender is likely to materially or adversely affect the financial position or business of any Borrower or the capability of any Borrower to pay its obligations and liabilities to Lender; and

D.            There shall have been no material or adverse change in the business, financial condition or results of operations since the date of each Borrower’s most recently delivered financial statements to Lender.

IV.           Conflict. If, and to the extent, the terms and provisions of this Eighth Amendment contradict or conflict with the terms and provisions of the Loan Agreement, the terms and provisions of this Eighth Amendment shall govern and control; provided, however, to the extent the terms and provisions of this Eighth Amendment do not contradict or conflict with the terms and provisions of the Loan Agreement, the Loan Agreement, as amended by this Eighth Amendment, shall remain in and have its intended full force and effect, and Lender and Borrowers hereby affirm, confirm and ratify the same.

V.            Severability.  Wherever possible, each provision of this Eighth Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Eighth Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Eighth Amendment, the balance of which shall remain in and have its intended full force and effect. Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

VI.           Reaffirmation.  Borrowers hereby reaffirm and remake all of the representations, warranties, covenants, duties, obligations and liabilities contained in the Loan Agreement, as amended hereby.

VII.          Fees, Costs and Expenses.

(A)          Contemporaneously herewith, Borrowers shall pay to Lender a fully-earned, non-refundable amendment fee in the amount of $10,000.00.

(B)           Borrowers agree to pay, upon demand, all fees, costs and expenses of Lender, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this Eighth Amendment and the other agreements, documents and instruments executed and delivered in connection herewith or pursuant hereto.

VIII.        Choice of Law.  This Eighth Amendment has been delivered and accepted in Chicago, Illinois, and shall be governed by and construed in accordance with the laws of the State of Illinois,

regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.

IX.           Counterpart.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

X.            Waiver of Jury Trial.  BORROWERS AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY.

[signature page follows]

IN WITNESS WHEREOF, Lender and Borrowers have caused this Eighth Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

LASALLE BANK NATIONAL ASSOCIATION,		VITA FOOD PRODUCTS, INC.,
a national banking association		a Nevada corporation

By:	/s/ Sara H. DeKuiper	By:	/s/ Stephen D. Rubin
Name:	Sara H. DeKuiper	Name:	Stephen D. Rubin
Title:	Vice President	Title:	President

VIRGINIA HONEY COMPANY, INC.,
a Virginia corporation

		By:	/s/ Clifford Bolen
		Name:	Clifford Bolen
		Title:	Assistant Secretary

THE HALIFAX GROUP, INC.,
a Georgia corporation

		By:	/s/ Clifford Bolen
		Name:	Clifford Bolen
		Title:	Treasurer & Secretary

VITA SPECIALTY FOODS, INC.,
a Delaware corporation

		By:	/s/ Clifford Bolen
		Name:	Clifford Bolen
		Title:	Assistant Secretary